UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 19, 2013

RECOVERY ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-35330	74-3231613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1900 Grant Street, Suite #720
Denver, CO	80203
(Address of Principal Executive Offices)	(Zip Code)

(303) 951-7920
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Standard; Transfer of Listing.

On August 19, 2013, Recovery Energy, Inc. (the “Company”) received a notice from Nasdaq indicating that the Company’s stockholders’ equity reported for its most recently completed fiscal quarter did not meet the minimum requirement of $10,000,000 for continued listing as set forth in Nasdaq’s Listing Rule 5450(b)(1)(A).  As reported in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2013 filed with the Securities and Exchange Commission on August 15, 2013, the Company’s stockholders’ equity was $8,273,643 as of June 30, 2013.

Under the applicable Nasdaq rules, the Company has 45 calendar days to submit a plan as to how the Company would seek to regain compliance with this requirement.  The Company plans to submit such a plan to regain compliance through either raising additional equity or via other transactions that result in a net increase in equity value.  If the Company’s plan is not accepted by Nasdaq or if the Company ultimately decides not to submit such a plan, the Company intends to apply to transfer listing of the Company’s common stock to the Nasdaq Capital Market.  The Company believes it currently meets the listing standards for the Nasdaq Capital Market because it has (i) more than $2,500,000 in stockholders’ equity, (ii) more than 500,000 publicly held shares, (iii) more than $1,000,000 in market value of publicly held securities, (iv) a minimum bid price of greater than $1 per share, (v) more than 300 public holders and (vi) more than two market makers.

There can be no assurance that any plan submitted by the Company would be accepted by Nasdaq or would be successful in maintaining the Company’s listing on the Nasdaq Global Market for its common stock.  Any such failure, or any decision by the Company to be listed on the Nasdaq Capital Market, may impact the liquidity and market price of the Company’s common stock and the Company’s access to the capital markets.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 20, 2013	RECOVERY ENERGY, INC.

By: /s/ A. Bradley Gabbard
President and Chief Financial Officer